SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                                 SCHEDULE 13G/A
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13D-1(B), (C), AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)




                              TAG-IT PACIFIC, INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common stock, PAR VALUE $.001 PER SHARE
-------------------------------------------------------------------------------
                           (Title Class of Securities)


                                    873774103
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 January 7, 2002
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[x]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)





                               Page 1 of 5 Pages

CUSIP No. 873774103                   13G                    Page 2 of 5 Pages
________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        MARK DYNE
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

        SOUTH AFRICA
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                       815,512
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                      0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                     1,065,512
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                        0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,065,512

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                11.9%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                IND

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 5 Pages

CUSIP No. 873774103                   13G                    Page 3 of 5 Pages
_______________________________________________________________________________

ITEM 1(a).      NAME OF ISSUER:

                      Tag-It Pacific, Inc.

ITEM 1(b).      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                      21900 Burbank Boulevard
                      Suite 270
                      Woodland Hills, CA 91367

ITEM 2(a).      NAME OF PERSON FILING:

                      Mark Dyne

ITEM 2(b).      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                      C/O EuroCapital Advisors, LLC
                      21900 Burbank Blvd., Suite 270
                      Woodland Hills, CA  91367

ITEM 2(c).      CITIZENSHIP:

                      South Africa

ITEM 2(d).      TITLE OF CLASS OF SECURITIES:

                      Common Stock, par value $.001 per share.

ITEM 2(e).      CUSIP NUMBER:

                      873774103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                      Not Applicable

          (a)  [ ]    Broker or Dealer registered under Section 15 of the
                      Exchange Act.

          (b)  [ ]    Bank as defined in Section 3(a)(6) of the Exchange Act.

          (c)  [ ]    Insurance Company as defined in Section 3(a)(19) of the
                      Exchange Act.

          (d)  [ ]    Investment Company registered under Section 8 of the
                      Investment Company Act.

          (e)  [ ]    An investment adviser in accordance with Rule
                      13d-1(b)(1)(ii)(E).

          (f)  [ ]    An employee benefit plan or endowment fund in accordance
                      with 13d-(b)(1)(ii)(F).

          (g)  [ ]    A parent holding company or control person in accordance
                      with Rule 13d-1(b)(ii)(G).

          (h)  [ ]    A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act.


                               Page 3 of 5 Pages

          (i)  [ ]    A church plan that is excluded from the definition of
                      an investment company under Section 3(c)(14) of the Investment Company Act.

          (j)  [ ]    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

          If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

ITEM 4.        OWNERSHIP.

               (a)  AMOUNT BENEFICIALLY OWNED: 1,065,512 shares

               (b) PERCENT OF CLASS: 11.9% (based on 8,936,576 shares outstanding as of January 7, 2002).

               (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                    (i)   Sole power to vote or to direct the vote: 815,512

                    (ii)  Shared power to vote or to direct the vote: 0

                    (iii) Sole power to dispose or to direct the disposition of:
                          1,065,512

                    (iv) Shared power to dispose or to direct the disposition of: 0

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                      Not Applicable

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                      Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                      Not Applicable

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                      Not Applicable

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

                      Not Applicable

ITEM 10.       CERTIFICATIONS.

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 4 of 5 Pages

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                      JANUARY 17, 2002
                                             ----------------------------------
                                                          (Date)

                                                      /S/ MARK DYNE
                                             ----------------------------------
                                                        (Signature)


                                                         MARK DYNE
                                            -----------------------------------
                                                        (Name/Title)


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